EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALPHARMA INC.
     1. The name of the Corporation is Alpharma Inc.
     2. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (County of New Castle). The name of its registered agent at such address is Corporation Service Company.
     3. The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
     4. The total number of shares which the Corporation shall have authority to issue shall be 90,000,000 shares, divided into two classes: 75,000,000 shares of Class A Common Stock, par value of $0.01 per share (“Class A Common Stock”), and 15,000,000 shares of Class B Common stock, par value of $0.20 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). There shall be reserved from the shares of Class A Common Stock so authorized a number of shares equal to the number of shares of Class A Common Stock issuable upon the conversion in accordance with the terms of this Certificate of Incorporation of all then issued Class B Common Stock, and the shares of Class A Common Stock so reserved shall be issued only pursuant to such conversion rights. Upon the conversion of any shares of Class B Common Stock into Class A Common Stock, the shares of Class B Common Stock surrendered for conversion shall revert to and become authorized but unissued shares of Class B Common Stock.
     Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors of the Corporation. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote.

     (a) Class A Common Stock and Class B Common Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this Article 4.
     (b) Dividends. Such dividend or distribution as may be determined by the Board of Directors of the Corporation may from time to time be declared and paid or made upon the Class A Common Stock and Class B Common Stock out of any source at the time lawfully available for the payment of dividends. Subject to the following sentence, holders of shares of Class A Common Stock and holders of shares of Class B Common Stock shall have the same rights to dividends and distributions of the Corporation whether paid in cash, property or stock. If a dividend is to be paid in shares of Class A Common Stock and/or Class B Common Stock, such dividend may be declared and paid as follows:
    (i) Shares of Class A Common Stock may be declared and paid as dividends on shares of both Class A Common Stock and Class B Common Stock;
    (ii) Shares of Class B Common Stock may be declared and paid as dividends on shares of both Class A Common Stock and Class B Common Stock; or
      (iii) Shares of Class A Common Stock may be declared and paid as dividends on shares of Class A Common Stock and shares of Class B Common Stock may be declared and paid as dividends on shares of Class B Common Stock; and in any such case the same number of shares shall be declared and paid in respect of each outstanding share of Class A Common Stock and each outstanding share of Class B Common Stock.
     The Corporation shall not combine or subdivide shares of either class of Common Stock without at the same time combining or subdividing shares of the other class of Common Stock in the same proportion.
     (c) Liquidation. The holders of both Class A Common Stock and Class B Common Stock shall be entitled to share ratably upon any liquidation, dissolution or winding up of the affairs of the Corporation (voluntary or involuntary) in all assets of the Corporation. Neither the consolidation nor the merger of the Corporation with or into any other corporation or corporations, nor a reorganization of the Corporation alone, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Article 4.

     (d) Voting. Voting power shall be divided between the Class A Common Stock and the Class B Common Stock as follows:
     (i) Subject to subparagraphs (d)(v) and (d)(vi) of this Article 4, with respect to the election of directors, holders of Class A Common Stock voting as a separate class shall be entitled to elect that number of directors which constitute thirty-three and one third percent (33 1/3%) of the authorized number of members of the Board of Directors rounded to the nearest whole number of directors. In no event shall the number of directors elected by the holders of Class A Common Stock be less than two (2). Holders of Class B Common Stock voting as a separate class shall be entitled to elect the remaining directors.
     (ii) Subject to subparagraph (d)(v) of this Article 4, any vacancy in the office of a director elected by the holders of the Class A Common Stock may be filled by a vote of such holders voting as a separate class and any vacancy in the office of a director elected by the holders of the Class B Common Stock may be filled by a vote of such holders voting as a separate class or, in the absence of a stockholder vote, in the case of a vacancy in the office of a director elected by either class, such vacancy may be filled by the remaining director or directors elected by the holders of such class. Each director elected to fill a vacancy shall serve until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified. If permitted by the bylaws, the Board of Directors from time to time may increase the number of directors, and any newly created directorship or directorships so created may be filled by the Board of Directors; provided that, so long as the holders of Class A Common Stock have the rights provided in subparagraphs (d)(i) of this Article in respect of the last preceding annual meeting of stockholders, such newly created directorship or directorships may be filled by the Board of Directors only to the extent that at least thirty-three and one-third percent (33 1/3%) (or if such 33 1/3% is not a whole number rounded to the nearest whole number of directors) of the directors in office subsequent to such filling of such newly created directorship or directorships consists of directors elected or appointed by the holders of Class A Common Stock or by persons appointed to fill vacancies created by the death, resignation or removal of persons elected by the holders of Class A Common Stock. If permitted by the bylaws, the Board of Directors may decrease the number of directors. Directors may be removed with or without cause only by holders of the class of Common Stock which elected them voting as a separate class; provided that any director may be removed for cause by the Board of Directors.
     (iii) The holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to vote as separate classes on such other matters as may be required from time to time by law or this Certificate of Incorporation to be submitted to such holders voting as separate classes, but not upon a proposed amendment to this Certificate of Incorporation to increase or decrease the number of authorized shares of Class A Common Stock or Class B Common Stock or otherwise.
     (iv) Whenever the holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled under subparagraph (d)(i), 2(d)(ii) or (d)(iii) of this Article 4 to vote as separate classes, they shall vote together as a single class, provided that the holders of shares of Class A Common Stock shall have one vote per share of Class A Common Stock held and the holders of shares of Class B Common Stock shall have four votes per share of Class B Common Stock held. Whenever such holders are entitled under subparagraph (d)(i), (d)(ii) or (d)(iii) of this Article 4 to vote as separate classes, holders of Class A Common Stock voting as a separate class shall be entitled to one vote per share of Class A Common Stock held and holders of Class B Common Stock voting as a separate class shall be entitled to one vote per share of Class B Common Stock held. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, if any new class or series of capital stock is authorized and issued at any time, the voting rights granted, if any, shall not limit the rights of the holders of Class A Common Stock as set forth in subparagraphs (d)(i) and (d)(ii) of this Article 4.
     (v) The holders of shares of Class A Common Stock will not have the rights to elect directors set forth in subparagraphs (d)(i) and (d)(ii) of this Article 4 if, on the record date for any stockholder meeting at which directors are to be elected, the number of issued and outstanding shares of Class A Common Stock (exclusive of any shares held in the Corporation’s treasury) is less than ten percent (10%) of the aggregate number of issued and outstanding shares of Class A Common Stock and Class B Common Stock (exclusive of any shares held in the Corporation’s treasury). In such case, all directors to be elected at such meeting shall be elected by the holders of Class A Common Stock and Class B

Common Stock voting together as a single class in accordance with the provisions of subparagraph (d)(iv) of this Article 4.
     (vi) The holders of shares of Class B Common Stock will not have the rights to elect directors and to have four votes per share at a stockholder meeting set forth in subparagraph (d)(i) and (d)(iv) of this Article 4 if, on the record date for any stockholder meeting at which directors are to be elected or at which any other matter is to be put to a vote of stockholders, the number of issued and outstanding shares of Class B Common Stock (exclusive of any shares held in the Corporation’s treasury), is less than twelve and one-half percent (12-1/2%) of the aggregate number of issued and outstanding shares of Class A Common Stock and Class B Common Stock (exclusive of any shares held in the Corporation’s treasury). In such case, the holders of Class A Common Stock and the holders of Class B Common Stock that are entitled to vote at such meeting shall vote together as a single class, with each holder of Class B Common Stock entitled to one vote per share and each holder of Class A Common Stock entitled to one vote per share.
(e) Conversion. Each holder of record of a share of Class B Common Stock may at any time or from time to time, at such holder’s option, convert any whole number or all of such holder’s shares of Class B Common Stock into fully paid and nonassessable shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion. Any such conversion may be effected by any holder of Class B Common Stock by surrendering such holder’s certificate or certificates of the shares of Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified whole number of such shares of Class B Common Stock. Promptly thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be effective at the close of business on the date of such surrender and the person or persons entitled to receive the shares of Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date.
     5. Elections of directors need not be by written ballot unless required by the By-Laws of the Corporation.

     6. The By-laws of the Corporation shall be subject to alteration or repeal, and new by-laws may be made, by the affirmative vote of holders of record of a majority of the outstanding Common Stock of the Corporation entitled to vote. In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal, from time to time, the By-Laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal By-Laws made by the Board of Directors.
     7. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article 7 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     8. (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss

(including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in connection with any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if and to the extent that the DGCL requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity in which service was or is rendered by such Indemnitee, shall be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.
     (b) Right of Indemnitee to Bring Suit. If a claim for indemnification (including the Advancement of Expenses) under paragraph (a) of this Section is not paid in full by the Corporation within forty-five days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that the Indemnitee has not met the applicable standard of conduct set forth in the DGCL. In any suit by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Corporation shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this section or otherwise shall be on the Corporation.
     (c) Service for Subsidiaries. Any person serving as a director or officer of another corporation, partnership, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “Subsidiary”), shall be conclusively presumed to be serving in such capacity at the request of the Corporation.
     (d) Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director or officer of a Subsidiary, shall be conclusively presumed to have relied on the rights to Indemnity and Advancement of Expenses contained in this Article 8 in entering into or continuing such service. The rights to indemnification and to the Advancement of Expenses conferred in this Section shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.
     (e) Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
     (f) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
     (g) Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation.